Exhibit 10.2

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

SHARE SUBSCRIPTION AGREEMENT

by and between

YANDEX N.V.

and

TRELISCOPE LIMITED

June 23, 2020

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

TABLE OF CONTENTS

			Page

1.	Definitions		1

2.	Issuance and Subscription of Class A Shares		5

	2.1	Subscription of Class A Shares	5
	2.2	Closing	5
	2.3	Company Deliverables	5
	2.4	Investor Deliverables	6

3.	Representations and Warranties of the Company		6

	3.1	Organization and Power	6
	3.2	Authorization	7
	3.3	Valid Issuance	7
	3.4	Capitalization	7
	3.5	No Conflict	7
	3.6	Consents	7
	3.7	SEC Reports; Financial Statements	8
	3.8	Litigation	8
	3.9	Title to Properties	8
	3.10	Intellectual Property	8
	3.11	No Undisclosed Relationships	9
	3.12	Permits	8
	3.13	No Labor Disputes	9
	3.14	Environmental Compliance	9
	3.15	Taxes	9
	3.16	Insurance	9
	3.17	No Unlawful Payments	9
	3.18	Compliance with Anti-Money Laundering Laws	10
	3.19	No Conflicts with Sanctions Laws	10
	3.20	No Integration	10
	3.21	Private Placement	10
	3.22	Absence of Certain Changes	11
	3.23	No Defaults	11
	3.24	NASDAQ	11
	3.25	No Preferential Terms	11
	3.26	No Marketing or Disclosure of Concurrent Public Offering or Private Placement	11
	3.27	No Other Representations and Warranties	11

4.	Representations and Warranties of the Investor		11

	4.1	Organization	11
	4.2	Authorization	12
	4.3	No Conflict	12
	4.4	Consents	12
	4.5	Brokers	12
	4.6	Subscription Entirely for Own Account	12

i

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

TABLE OF CONTENTS

(continued)

ii

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”), is entered into as of June 23, 2020, in Amsterdam, Netherlands and elsewhere by and between (i) Yandex N.V., a public limited liability company incorporated under the laws of the Netherlands (naamloze vennootschap), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands, registered with the Dutch Trade Register of the Chambers of Commerce under number 27265167 (the “Company”) and Treliscope Limited, a company duly organized and existing under the law of the Republic of Cyprus (Registration number [***]) (the “Investor”).

RECITALS

WHEREAS, the Investor wishes to subscribe for and acquire, and the Company wishes to issue and deliver to the Investor, Class A ordinary shares of the Company (ISIN NL0009805522), nominal value €0.01 per share (the “Class A Shares”) in a transaction exempt from registration pursuant to Regulation S (“Regulation S”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, on the date hereof, the Company will file a Registration Statement on Form F-3ASR and a prospectus supplement thereto with the U.S. Securities and Exchange Commission (the “SEC”) registering the offer and issuance of its Class A Shares (the “Concurrent Public Offering”).

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.             Definitions. As used in this Agreement, the following terms shall have the following respective meanings:”Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, and in addition, in the case of any legal entity, any other legal entity that has a Common Beneficiary or Common Beneficiaries with such legal entity. For the purposes of this Agreement, in no event shall the Investor or any its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Agreement” shall have the meaning set forth in the preamble.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3.18.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.2.

“Beneficial or Economic Interest” with respect to a legal entity, shall mean the beneficial or economic interest in the shares of such legal entity (from which rights to income and/or capital derive) held by one or more individuals, including where such beneficial or economic interest is held by any such individual(s) through having a beneficial or economic interest in the trusts and/or the shares of other legal entities that own shares in such legal entity or which control such legal entity’s (direct or indirect) shareholders.

“Beneficiary” with respect to a legal entity, shall mean any individual that (together with their Family Members, if applicable) holds at least [***]% ([***] percent) of the entire Beneficial or Economic Interest in such legal entity.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Business Day” shall mean a day which is not a Saturday, a Sunday or a public holiday in Moscow, the Russian Federation, Amsterdam, the Netherlands, or New York City, New York, the United States of America.

“Class A Shares” shall have the meaning set forth in the recitals.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Common Beneficiary(ies)” with respect to any two legal entities, shall mean that individual (or those individuals) that are the Beneficiary(ies) of both legal entities and who (together, where there is more than one Beneficiary, and together with any of their Family Members in any case) hold(s) at least [***]% of the entire Beneficial or Economic Interest in both legal entities.

“Company” shall have the meaning set forth in the preamble.

“Concurrent Public Offering” shall have the meaning set forth in the recitals.

“Confidential Information” shall mean any non-public information furnished by the Company to the Investor or any of its Affiliates (or vice versa, from the Investor or its Affiliates to the Company), in connection with the transactions contemplated hereby or the Investor’s rights pursuant to the Investor Agreement, whether in written, oral or electronic form. Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, computer programs, source code, programmers’ notes, testing methods, business, commercial or financial information, research and development activities, product and marketing plans, and customer and supplier information.

“Consent” shall have the meaning set forth in Section 3.6.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of share capital, capital stock or other equity securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Deed of Issue” shall have the meaning set forth in Section 2.1.

“Environmental Laws” shall have the meaning set forth in Section 3.14.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Family Member” shall mean, with respect to an individual, such individual’s spouse, civil partner or relative that is a parent, grandparent, parent-in-law, grandparent-in-law, child (including adopted child and step-child), brother, sister, uncle, aunt, nephew, niece, cousin (including brothers, sisters, uncles, aunts, nephews, nieces, second cousins and cousins in law), and the spouse and any child (including adopted child and step-child) of his child.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” means any national, supranational, federal, regional, state, municipal or local government, or governmental, administrative, fiscal, judicial or government-owned body, department, commission, authority, court, tribunal, agency or entity, or central bank or other competent authority, or any municipal, local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality, subdivision or other municipal or local authority thereof that is exercising any regulatory, customs, taxing or importing, or other local governmental authority acting on behalf of the government in compliance with the rights granted thereto under applicable Law and binding on the person in question, including, for the avoidance of doubt, NASDAQ.

“Investor Adverse Effect” shall have the meaning set forth in the Section 4.3.

“Investor” shall have the meaning set forth in the preamble.

“Investor Agreement” shall mean that certain agreement, substantially in the form attached hereto as Exhibit A, by and between the Company and the Investor.

“Law” shall mean any applicable law, statute, code, ordinance, rule, regulation, or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Lien” shall mean any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to, and are continuing as of, the date of determination of the occurrence of the Material Adverse Effect, has a material adverse effect on the business, properties, management, financial position, shareholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole.

“NASDAQ” shall mean The Nasdaq Global Select Market (or its successor).

“OFAC” shall have the meaning set forth in Section 3.19.

“Organizational Document” shall mean, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, articles of association, bylaws, charter or other similar organizational documents.

“Other Investor” shall have the meaning set forth in Section 2.1.

“Per Share Price” shall mean the lesser of (i) the Public Offering Per Share Price and (ii) the Premium Price Per Share, the determination of which shall be made on the date on which the Company executes an underwriting agreement in connection with the Concurrent Public Offering and shall be promptly disclosed by the Company to the Investor thereafter.

“Permitted Loan” shall have the meaning given to it in the Investor Agreement.

“Permitted Recipients” shall have the meaning set forth in Section 5.1(a).

“Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization,

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

government, any agency or political subdivisions thereof or other “Person” as contemplated by Section 13(d) of the Exchange Act.

“Placement Agent” shall mean Goldman Sachs International and its affiliates as placement agent in connection with the subscription of Class A Shares pursuant to this Agreement. Unless the context otherwise requires, references to the Placement Agent shall be deemed to include the Placement Agent’s affiliates together with its and its affiliates’ respective officers, directors, members, partners, agents, employees, representatives, legal advisers and assigns.

“Premium Price Per Share” shall mean the product of (a) 1.05 and (b) the daily volume weighted average price of a Class A Share on the Nasdaq Select Global Market, as reported by Bloomberg Financial Markets, for the NASDAQ trading day on June 23, 2020.

“Purpose” shall have the meaning set forth in Section 5.1(a).

“Public Offering Per Share Price” shall mean the price per Class A Share offered to the public in the Concurrent Public Offering, as set forth on the cover page of the final prospectus supplement to filed by the Company with the SEC in connection with the Concurrent Public Offering.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and each such Affiliate’s respective directors, officers, employees, managers, trustees, principals, shareholders, members, general or limited partners, agents and other representatives.

“Regulation S” shall have the meaning set forth in the recitals.

“Sanctions” shall have the meaning set forth in Section 3.19.

“SEC” shall have the meaning set forth in the recitals.

“SEC Reports” shall mean each of the documents filed by the Company with the SEC since June 30, 2018.

“Securities Act” shall have the meaning set forth in the recitals.

“Subsidiary” shall mean all of the Company’s “significant subsidiaries” as defined in Rule 1.02 of Regulation S-X promulgated under the Securities Act.

“Tax” or “Taxes” shall mean any and all taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and any ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs or duties.

“Third Party Lender” shall have the meaning given to such term in the Investor Agreement.

“U.S.” shall mean the United States of America.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.             Issuance and Subscription of Class A Shares.

2.1          Subscription of Class A Shares.

(a)           Upon the terms and subject to the conditions set forth herein, at the Closing the Company agrees to issue, with full title guarantee and free and clear of any encumbrances, and the Investor agrees to subscribe for, that number of Class A Shares equal to the aggregate dollar amount set forth opposite the Investor’s name on Schedule I hereto under the heading “Subscription Amount”, divided by the Per Share Price (the Class A Shares issued hereunder at the Closing shall be referred to as the “Subject Shares”); provided, however, that (x) no fractional number of Class A Shares shall be issued hereunder, (b) any fractional number of Class A Shares shall be rounded down to the nearest whole number and (c) the aggregate issuance price shall be reduced by the value of any fractional Class A Share (as calculated on the basis of the Per Share Price). This Agreement is separate and apart from any similar agreement that the Company has or may enter into on or about the date hereof with a Person other than the Investor in connection with the issuance and sale of its Class A Shares for consideration of $200 million (two hundred million US dollars) (excluding, for the avoidance of doubt, the Placement Agent and the underwriting agreement for the Concurrent Public Offering) (each such Person, an “Other Investor”). The obligations of the Investor hereunder are expressly not conditioned on the subscription of the Company’s Class A shares by any Other Investor.

(b)           At or prior to the Closing, the Investor shall pay the issuance price set forth opposite the Investor’s name on the Schedule I attached hereto  under the column header “Subscription Amounts” by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Investor at least five Business Days prior to the Closing Date. On or before the Closing, the Company will instruct its transfer agent to (i) make book-entry notations representing the Subject Shares, against delivery of the amount set forth opposite the Investor’s name on Schedule I attached hereto under the column header “Subscription Amount” and (ii) immediately after Closing (and, for the avoidance of doubt, on the Closing Date), transfer the Subject Shares to the custodian account of the Investor, the details of which are set forth opposite the Investor’s name on Schedule I under the column header “Custodian and Custodian Account Details.”

2.2          Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the date on which all of the conditions set forth in Section 6 have been satisfied or duly waived, or at such other date as mutually agreed to by each of the parties hereto (the date on which the Closing occurs, the “Closing Date”).

2.3          Company Deliverables.  Subject to the terms and conditions hereof, the Company shall deliver, or cause to be delivered, to the Investor:

Prior to the Closing:

(a)           a duly executed counterpart of the Investor Agreement;

(b)           a certificate, dated as of the Closing Date and signed by an executive director of the Company, in his capacity as such, (i) stating that the Company has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Company on or prior to the Closing Date and (ii) certifying that the conditions set forth in Section 6.2(b) hereof have been satisfied;

(c)           opinions addressed to the Investor and, if applicable, the Placement Agent from each of (i) Morgan, Lewis & Bockius LLP, legal advisers to the Company, as to English and U.S. law; and (ii) Van Doorne N.V., legal advisers to the Company, as to Dutch law, in substantially the forms of the most recent drafts provided to the Investor and the Placement Agent prior to the date hereof;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)           a copy of the duly executed deed of issue and sale under Dutch Law providing for the issue by the Company of the Subject Shares, substantially in the form attached hereto as Exhibit B (the “Deed of Issue”);

(e)           subject to the execution of the Deed of Issue, a copy of the irrevocable instructions to the Company’s transfer agent instructing the transfer agent to (i) issue to the Investor book-entry notations representing the Subject Shares and (ii) immediately transfer the Subject Shares to the custodian account of the Investor; and

at the Closing:

(f)            a cross-receipt duly executed by the Company and delivered to the Investor certifying that it has received the amount set forth opposite the Investor’s name on Schedule I hereof under the column header “Subscription Amount” as of the Closing Date.

2.4          Investor Deliverables.  Subject to the terms and conditions hereof, the Investor shall deliver, or cause to be delivered, to the Company:

prior to the Closing:

(a)           a duly executed counterpart of the Investor Agreement;

(b)           a certificate, dated as of the Closing Date and signed by a director or an authorized officer of the Investor, in his or her capacity as such, and (i) stating that the Investor has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Investor on or prior to the Closing Date and (ii) certifying that the conditions set forth in Section 6.3(b) hereof have been satisfied;

(c)           a duly executed counterpart of the Deed of Issue; and

at the Closing:

(d)           payment to the Company of the amount set forth opposite the Investor’s name on Schedule I hereof under the column header “Subscription Amount” by wire transfer of immediately available funds to an account designated by the Company (which the Company shall designate in writing at least five Business Days prior to the Closing Date); and

(e)           following the transfer of the Subject Shares to the custodian account of the Investor, a cross-receipt executed by the Investor and delivered to the Company certifying that it has received the Subject Shares.

3.             Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor and the Placement Agent that, except as otherwise described in any SEC Report, the following representations and warranties are true and complete as of the date hereof:

3.1          Organization and Power. The Company and each of its Subsidiaries have been duly organized and are validly existing under the Laws of their respective jurisdictions of organization, are duly qualified to do business  in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect.

3.2          Authorization. The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the due and proper authorization of the consummation by it of the transactions contemplated thereby has been duly and validly taken and, assuming due execution and delivery by the Investor, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). This Agreement has been duly authorized, executed and delivered by the Company.

3.3          Valid Issuance. The Subject Shares have been duly authorized and, when issued in accordance with the terms of this Agreement and upon the execution of the Deed of Issue and subsequent payment of the aggregate issuance price to the Company, will be validly issued and fully paid, and the issuance of the Subject Shares will not be subject to any preemptive or similar rights.

3.4          Capitalization. The Company has (i) 500,000,000 duly authorized Class A Shares, of which 295,901,639 are fully paid and issued; (ii) 37,138,658 duly authorized class B shares, of which 35,714,674 are fully paid and issued; (iii) 37,748,658 duly authorized class C shares, of which 1,423,984 are fully paid and issued ; and (iv) one duly authorized priority share, which is fully paid and issued; all the outstanding shares in the capital of the Company have been duly and validly authorized and issued and are fully paid; there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of, or other equity interest in, the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any shares in the capital of the Company, any such convertible or exchangeable securities or any such rights, warrants or options, except in each case as disclosed in the SEC Reports or pursuant to the Company’s equity incentive plans disclosed in the SEC Reports.

3.5          No Conflict. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) result in any violation of the provisions of the constituent documents of the Company or any of its Subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority.

3.6          Consents. No consent, approval, authorization, order, registration or qualification of or with (any of the foregoing being a “Consent”), any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the sale of the Subject Shares and the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, orders and registrations or qualifications as may have been obtained under the Securities Act and such as may be required under applicable state securities laws in connection with the issuance of Subject Shares.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.7          SEC Reports; Financial Statements.

(a)           Each of the SEC Reports, as of its respective filing date, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report, and, except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report filed and publicly available prior to the date of this Agreement (including the preliminary prospectus supplement to be filed pursuant to Rule 424(b) on the date hereof), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements and the related notes thereto of the Company and its consolidated Subsidiaries included or incorporated by reference in the SEC Reports present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified. Such consolidated financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (other than, in the case of unaudited consolidated financial statements, for the omission of notes).

3.8          Litigation. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is, or to the knowledge of the Company (and for the purpose of this Section 3, the knowledge of the Company shall be deemed to include the knowledge of the Company’s executive directors and G. Gregory Abovsky), may be a party or to which any property of the Company or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect. No such investigations, actions, suits or proceedings are, to the knowledge of the Company, threatened or contemplated by any governmental or regulatory authority or threatened by others.

3.9          Title to Properties. The Company and its Subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.10        Intellectual Property. The Company and its Subsidiaries own or possess all material patents, patent rights, licenses, inventions, copyrights and related rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them that would be material in the context of the business of the Company and its Subsidiaries, taken as a whole, including, without limitation, with respect to the internet search engine technology used by the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any notice or claim of infringement or misappropriation of or conflict with asserted rights of others with respect to any of the foregoing, and neither the Company nor any of its Subsidiaries has received notice of, or is aware of facts that would form a reasonable basis for, any such notice or claims, which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.11        No Undisclosed Relationships. To the Company’s knowledge, no relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Securities Act to be described in a registration statement to be filed with the SEC and that is not so described in the SEC Reports.

3.12        Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not or could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

3.13        No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its Subsidiaries’ independent contractors who perform product development services for the Company of any of its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.14        Environmental Compliance. The Company and its Subsidiaries (x) are in compliance with any and all applicable federal, state, local and foreign Laws, rules and regulations, relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”) and (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, except in the case of each of (x) and (y) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability as would not or could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.15        Taxes. The Company and each Subsidiary has filed with all appropriate taxing authorities all income, profit, franchise or other Tax returns required to be filed through the date hereof, save for any filings the failure to file which would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no Tax deficiency has been determined adversely to the Company or any Subsidiary which has had (nor does the Company or any Subsidiary have any knowledge of any Tax deficiency which, if determined adversely to the Company or any Subsidiary, might individually or in the aggregate have) a Material Adverse Effect.

3.16        Insurance. Neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.17        No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Affiliate or Representative of the Company or of any of its Subsidiaries, has

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage relating to the Company or any of its Subsidiaries or any of their respective businesses; for the past two years, the Company and each of its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

3.18        Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been, to the knowledge of the Company, conducted within the past two years in material compliance with applicable financial recordkeeping and reporting requirements, including to the extent applicable those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.19        No Conflicts with Sanctions Laws. None of the Company or any of its Subsidiaries or, to the Company’s knowledge, any Affiliate or Representative of the Company or of any of its Subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, or the U.K. Government (including, without limitation, the Office of Financial Sanctions Implementation) (collectively, “Sanctions”), nor is any of the Company or its Subsidiaries located (other than the office of a Russian operating subsidiary of the Company in Simferopol), organized or resident in a country, region or territory that is the subject or the target of country or region-wide Sanctions, including, without limitation, Crimea (including Sevastopol), Cuba, Iran, North Korea, Sudan and Syria. For the past two years, the Company, each of its Subsidiaries and, to the knowledge of the Company, any of their respective employees, agents, Representatives or Affiliates have not knowingly engaged in, are not now knowingly engaged in, any dealings or transactions in such relevant capacity in violation of Sanctions applicable to the Company or any of its Subsidiaries.

3.20        No Integration. Neither the Company nor any Subsidiary has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Subject Shares in a manner that would require registration of the Subject Shares under the Securities Act.

3.21        Private Placement. Assuming the accuracy of the Investor’s representations and warranties set forth herein, the issuance of the Subject Shares pursuant hereto are exempt from the registration requirements of the Securities Act. No form of general solicitation or general advertising within the meaning of Regulation S (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by the Company, or any Person acting on behalf of the Company in connection with the offer and sale of the Subject Shares.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.22        Absence of Certain Changes. Since March 31, 2020, (i) the Company and its Subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any transaction that would be material in the context of the business of the Company and its Subsidiaries, taken as a whole; (ii) the Company has not purchased any of its outstanding share capital (other than pursuant to an existing and publicly disclosed open market share repurchase program conducted in compliance with Rule 10b-8 under the Exchange Act), nor declared, paid or otherwise made any dividend or distribution of any kind on its share capital other than ordinary and customary dividends; and (iii) there has not been any material change in the share capital, short-term debt or long-term debt of the Company and its subsidiaries taken as a whole.

3.23        No Defaults. Neither the Company nor any of its Subsidiaries is, (i) in material violation of its Organizational Documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (iii) in violation of any Law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of each of (ii) and (iii) above, for any such default or violation that would not or could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.24        NASDAQ. The Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on NASDAQ, and there is no action pending by the Company or any other Person to terminate the registration of the Class A Shares under the Exchange Act or to delist the Class A Shares from NASDAQ, nor has the Company received any written notification that the SEC or NASDAQ is currently contemplating terminating such registration or listing.

3.25        No Preferential Terms. The Investor shall be entitled to subscribe for the Subject Shares on, in all material respects, the same terms as each Other Investor and (save as expressly contemplated in this Agreement) no Other Investor shall be offered preferable terms in connection with its investment in the Company.

3.26        No Marketing or Disclosure of Concurrent Public Offering or Private Placement. No transaction contemplated by this Agreement, nor the Concurrent Public Offering, has been announced, disclosed, communicated or marketed by the Company or by its underwriters, brokers or any other financial institution assisting the Company with the Concurrent Public Offering prior to the date hereof.

3.27        No Other Representations and Warranties. Except for the representations and warranties contained in Section 3 and any schedules or certificates delivered in connection herewith, the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including, without limitation, pro forma financial information, financial projections or other forward-looking statements) provided to or made available to the Investor or its Representatives in connection with the transactions contemplated hereby.

4.             Representations and Warranties of the Investor. The Investor hereby represents and warrants, as of the date hereof, to the Company and the Placement Agent, as follows:

4.1          Organization. The Investor is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.2          Authorization. The Investor has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the due and proper authorization of the consummation by it of the transactions contemplated thereby has been duly and validly taken and, assuming due execution and delivery by the Company, constitutes a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3          No Conflict. The execution, delivery and performance of this Agreement by the Investor, the issuance of the Subject Shares in accordance with this Agreement, and the consummation of the other transactions contemplated hereby and thereby do not and will not, (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of the Investor or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor or any of its subsidiaries is a party or by which the Investor or any of its subsidiaries is bound or to which any of the property or assets of the Investor or any of its subsidiaries is subject; (ii) result in any violation of the provisions of the charter or by-laws or similar constitutive or Organizational Documents of the Investor or any of its subsidiaries; or (iii) result in the violation of any Law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of each of (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to materially delay or hinder the ability of the Investor to perform its obligations under this Agreement (an “Investor Adverse Effect”).

4.4          Consents. No Consent of any court or arbitrator or governmental or regulatory authority is required to be obtained by it or on its behalf for the execution, delivery and performance by the Investor in connection with: (i) the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby; or (ii) the issuance of the Subject Shares in accordance with this Agreement, except for such Consents, approvals, authorizations, orders and registrations or qualifications as may have been obtained under the Securities Act and such as may be required under applicable state securities laws in connection with the issuance of the Subject Shares and such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have an Investor Adverse Effect.

4.5          Brokers. The Investor has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company could be required to pay.

4.6          Subscription Entirely for Own Account. The Investor is acquiring the Subject Shares for its own account (and those of its Affiliates) solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Subject Shares in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act. The Investor has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Subject Shares, other than for the disposition of the Subject Shares to: (a) an Affiliate of the Investor; and/or (b) a Third Party Lender in connection with a Permitted Loan on the terms hereof and on the terms of the Investor Agreement.

4.7          Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Subject Shares that have been requested by it. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

investigations conducted by the Investor or its advisors, if any, or its Representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained herein. The Investor understands that its investment in the Subject Shares involves a high degree of risk. The Investor has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Subject Shares.

4.8          Regulation S.

(a)           The Investor (i) is not a U.S. person (as such term is used in Regulation S) and is not acting for the account or benefit of a U.S. person; (ii) is aware that the issuance of the Subject Shares is being made in reliance on the Regulation S; and (iii) is acquiring the Subject Shares for its own account or for an account over which it exercises sole discretion for another non-U.S. person.

(b)           The Investor understands that the Subject Shares have not been registered under the Securities Act and may not be transferred, sold, offered for sale, pledged or hypothecated in the absence of (i) an effective registration statement under the Securities Act or (ii) an exemption or qualification under applicable securities laws, including Regulation S.

4.9          Non-Reliance. Neither the Investor nor any of its Representatives has relied or is relying on any representation or warranty, express or implied, written or oral, made by the Company or any of its Representatives or the Placement Agent, except those representations and warranties expressly set forth in Section 3 or in any schedule or certificate delivered in connection herewith. Neither the Company nor any of its Representatives or the Placement Agent will have or be subject to any liability or indemnification obligation to the Investor or any other Person resulting from any other express or implied representation or warranty with respect to the Company, unless any such information is expressly included in a representation or warranty contained in Section 3 or in any schedule or certificate delivered in connection herewith.

4.10        Beneficial Ownership. The identity of each and any of the Investor’s Beneficiaries, to the extent applicable, as provided to the Company prior to the date hereof (and for which purpose such identities shall be included in the registration statement and prospectus supplement for the Concurrent Public Offering, subject to the consent of the Investor to such disclosure required under Section 5.8) is true and accurate.

4.11        Sufficient Funds. The Investor has, and at Closing will have, the necessary cash resources, or has obtained financing commitments, sufficient to meet its obligations under this Agreement.

4.12        Placement Agent. The Investor understands that the Placement Agent (i) is acting solely in its role as placement agent for the Company and no other person in relation to the subscription of the Subject Shares, and in particular, is not providing any service to the Investor or making any recommendations to the Investor, (ii) is not acting as an underwriter, initial purchaser or in any other similar role and shall in no event be obligated to underwrite the subscription of the Subject Shares or to purchase any of the Subject Shares for its own account or the account of its customers, (iii) has not conducted due diligence in connection with the subscription, (iv) will not be responsible to the Investor in relation to the subscription or any of the matters referred to in this Agreement or in any conversations between the Investor and any Other Investor, (v) has not provided the Investor with any legal, business, tax or other advice in connection with the subscription, and (vi) has not and will not be advising the Investor regarding the suitability of any transactions the Investor may enter into in respect of the Subject Shares nor providing advice to the Investor or acting as their financial advisor or fiduciary in relation to the Company, the subscription or the Subject Shares. The Investor understands that any liability to the Investor or any other party is expressly disclaimed.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.13        Placement Agent Relationships. The Investor understands that the Placement Agent and any of its affiliates may currently or in the future own securities issued by, or have business relationships (including, among others, lending, depository, risk management, advisory and banking relationships) with the Company and its affiliates, and that the Placement Agent or any of its affiliates will manage such positions and business relationships as it determines to be in its best interests, without regard to the interests of the holders of the Class A Shares (including the Investor).

5.             Covenants.

5.1          Confidentiality.

(a)           Each party hereto agrees that, except as expressly provided elsewhere herein, such party (x) will, prior to providing any Confidential Information to its Affiliates and Representatives or any Third Party Lender (or its Affiliates or Representatives), cause such Persons who are to receive or to be given Confidential Information to be subject to undertakings regarding Confidential Information substantially to the effect of the provisions set forth herein and (y) will use its reasonable best efforts to cause such Persons who have received or are given Confidential Information to, (i) maintain all Confidential Information in strict confidence, using at least the same degree of care in safeguarding the Confidential Information as it uses in safeguarding its own Confidential Information; (ii) restrict disclosure of any Confidential Information solely to its and its Affiliates’ directors, officers, employees, consultants, attorneys, accountants, agents, bankers, corporate service providers, Affiliates, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information (“Permitted Recipients”) in connection with such party’s evaluation, negotiation and/or consummation of the investment or any additional investments in the Company and/or any dispositions in connection therewith, or in connection with such party’s rights pursuant to the Investor Agreement or any transactions or loans involving Subject Shares permitted by this Agreement and the Investor Agreement (the “Purpose”); (iii) use all Confidential Information solely for the Purpose; and (iv) make only the number of copies of the Confidential Information necessary to disseminate the Confidential Information to Permitted Recipients and only to the extent necessary to effect the Purpose, with all such reproductions being considered Confidential Information; provided, that all proprietary notices included in or on the Confidential Information are reproduced on all such copies.

(b)           The obligations of each party under Section 5.1(a) above shall not apply to information that, (i) was a matter of public knowledge prior to the time of its disclosure under this Agreement or the Confidentiality Agreement; (ii) became a matter of public knowledge after the time of its disclosure under this Agreement through means other than an unauthorized disclosure by such party; (iii) was independently developed or discovered by such party or its Permitted Recipients without reference to the Confidential Information of the other parties; (iv) such party can demonstrate that such information was or becomes available to the party or its Permitted Recipients on a non-confidential basis from a third party; provided, that such third party is not, to such party’s knowledge, bound by an obligation of confidentiality to any other party with respect to such information; or (v) is required to be disclosed to comply with applicable Law, but only to the extent and for the purposes of such required disclosure and provided, that to the extent practical and permitted by Law, (1) the party to whom such Confidential Information relates is promptly notified by such disclosing party in order to provide such party to whom such Confidential Information relates an opportunity to seek a protective order; and (2) such party uses its commercially reasonable efforts, at the sole cost and expense of the party to whom such Confidential Information relates, to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

(c)           Each party acknowledges that each party to whom any Confidential Information relates (or any third party entrusting its own Confidential Information to such party) claims ownership of

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

the Confidential Information disclosed by such party and all patent, copyright, trademark, trade secret, and other intellectual property rights in, or arising from, such Confidential Information. No option, license, or conveyance of such rights to such party is granted or implied under this Agreement. If any such rights are to be granted to such party, such grant shall be expressly set forth in a separate written agreement.

(d)           Upon written request of a party, another party shall, at its election, destroy completely or return to such first party all originals and copies of all documents, materials, and other tangible manifestations of Confidential Information that relates to such first party, including any summaries thereof, in the possession or control of such party. Notwithstanding the foregoing, (i) the obligation to return or destroy Confidential Information shall not cover information that is maintained on routine computer system backup tapes, disks or other backup storage devices, (ii) copies of the Confidential Information may be retained to comply with internal record retention practices, policies, and/or procedures, applicable Laws, regulations or professional standards, and (iii) all oral or retained Confidential Information shall remain subject to the confidentiality provisions of this Agreement. Promptly following the receipt of a written request from a party to whom Confidential Information relates, the other party will confirm in writing its compliance with this Section 5.1(d).

5.2          Concurrent Public Offering.  Promptly following the execution of this Agreement, the Company shall use its commercially reasonable efforts to consummate the Concurrent Public Offering resulting in gross proceeds to the Company of at least $200 million (two hundred million US Dollars).

5.3          Certain Transfer Restrictions.  During the period from the date hereof until the earlier of such time as: (a) after the transactions contemplated by this Agreement are first publicly announced; or (b) this Agreement is terminated in full, the Investor shall not engage, or cause any of its Affiliates acting on its behalf or pursuant to any understanding with it to engage, in any short sales (as defined in Rule 200 of Regulation SHO under the Exchange Act) or similar transactions with respect to the Class A Shares or any securities exchangeable or convertible for Class A Shares.

5.4          NASDAQ Matters.  Prior to the Closing, the Company shall comply in all material respects with all listing, reporting, filing, and other obligations under the rules of NASDAQ.

5.5          Securities Act Compliance.  The Investor shall not transfer, sell, offer for sale, pledge or hypothecate the Subject Shares: in the absence of (i) an effective registration statement under the Securities Act or (ii) an exemption or qualification under applicable securities laws, including Regulation S.

5.6          No Investor Involvement in Concurrent Public Offering.  The Company covenants to the Investor that none of the Other Investors (or any of their Affiliates or legal entities acting in concert with them) shall be issued any shares in the Company as part of the Concurrent Public Offering.

5.7          Marketing and Disclosure of Concurrent Public Offering and Private Placement.  No transaction contemplated by this Agreement, nor the Concurrent Public Offering, shall be announced, disclosed, communicated or marketed by the Company or by its underwriters, brokers or any other financial institution assisting the Company with the Concurrent Public Offering prior to the date on which the registration statement or preliminary prospectus supplement is filed for the Concurrent Public Offering.

5.8          References to Investor.  No references to the Investor (or any of their Beneficiaries or Affiliates) or any transaction contemplated by this Agreement shall be made in any registration statement, prospectus supplement (whether preliminary or final) or any other public or SEC filing, or in any announcement, disclosure, communication or marketing material, by the Company or by its underwriters, brokers or any other financial institution assisting the Company with the Concurrent Public Offering, before the exact text of such reference to the Investor (or any of their Beneficiaries or Affiliates) or any transaction

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

contemplated by this Agreement has been expressly approved in writing by the Investor (including through email), provided that any approved text may be reproduced in any other Company SEC Reports without the need for any further approval.

5.9          Pre-Closing Conduct. Prior to Closing, the Company and its Subsidiaries shall not announce or close any transactions or announce any changes to their business that would reasonably be expected (when announced or disclosed) to materially affect the trading market price of the Class A Shares of the Company on NASDAQ, other than as may be described or disclosed in the registration statement or any prospectus supplement filed on the date hereof.

5.10        Filings. The Investor acknowledges and agrees that partially redacted versions of this Agreement and the Investor Agreement will be attached as exhibits to a Current Report on Form 6-K filed by the Company with the Commission reasonably promptly after the closing of the Concurrent Public Offering. Prior to filing such Current Report on From 6-K, the Investor shall have an opportunity to provide, and the Company shall reasonably consider, proposed redactions of specific information in respect of the Investor set forth in this Agreement and the Investor Agreement, including its address, notice details, custodian details, and the details of any of its representatives (including their email addresses, names and other identifying or contact information).

6.             Conditions Precedent.

6.1          Mutual Conditions of Closing. The obligations of the Company and the Investor to consummate the transactions contemplated hereby is subject to the satisfaction, or written waiver from the Company and the Investor, of the following conditions precedent:

(a)           there shall not be any Law in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement, and no action, suit, investigation or proceeding pending by a Governmental Entity of competent jurisdiction that seeks such Law;

(b)           the issue and delivery of the Subject Shares shall be exempt from the requirement to file a prospectus or registration statement and there shall be no requirement to deliver an offering memorandum under applicable securities Law relating to the issuance and delivery of the Subject Shares; and

(c)           the Investor and the Company shall have executed and delivered the Investor Agreement.

6.2          Conditions to the Obligation of the Investor to Consummate the Closing. The obligation of the Investor to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, or due waiver in writing by the Investor, of the following conditions precedent:

(a)           the Company shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(b)           the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Sections 3.1, 3.2, 3.3, which shall be true and correct in all respects) as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, which shall be true and correct in all respects as of such specified date);

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(c)           the Company shall have (i) issued a pricing press release, (ii) filed a final prospectus supplement with the SEC, and (iii) consummated all other closing steps (other than the closing call and exchange of signature pages) required to be completed prior to the wiring of funds, in each case, in connection with the Concurrent Public Offering raising gross proceeds to the Company of at least $200 million (two hundred million US dollars) (which for this purpose shall exclude any additional share issuance made pursuant to an underwriter’s over-allotment option); and

(d)           the Company shall have delivered, or caused to be delivered, to the Investor at or prior to the Closing, as applicable, the Company’s closing deliverables described in Section 2.3 hereof.

6.3          Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions contemplated hereby and issue and deliver the Subject Shares to the Investor at the Closing, is subject to the satisfaction, or due waiver in writing by the Company, of the following conditions precedent:

(a)           the Investor shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;

(b)           the representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Sections 4.1, 4.2 and 4.5 which shall be true and correct in all respects) as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, which shall be true and correct in all respects as of such specified date); and

(c)           the Investor shall have delivered, or caused to be delivered, to the Company at or prior to the Closing, as applicable, the Investor’s closing deliverables described in Section 2.4 hereof.

7.             Termination.

7.1          Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated: (a) at any time before the Closing by mutual written consent of the Company and the Investor (b) at any time before the Closing by either the Company, on the one hand, and the Investor, on the other hand, if any of the conditions to Closing to which such party is entitled to the benefit of shall have become permanently incapable of fulfillment and shall not have been waived in writing (to the extent permitted by applicable Law); (c) at any time after the date that is five (5) Business Days after the date of this Agreement by either the Company, on the one hand, or the Investor, on the other hand, if the Closing shall not have occurred on or before such date; provided, however, that the right to terminate this Agreement pursuant to the preceding clauses (b) or clause (c) shall not be available to a party if the inability to satisfy any of the conditions to Closing was due primarily to the failure of such party to perform any of its obligations under this Agreement.

7.2          Effect of Termination. In the event of any termination pursuant to Section 7.1, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or the Investor, or its Affiliates or Representatives, with respect to this Agreement, except (a) for the terms of this Section 7.2 and Section 8, which shall survive the termination of this Agreement, and (b) that nothing in this Section 7.2 shall relieve any party hereto from liability or damages incurred or suffered by any other party resulting from any intentional (x) breach of any representation or warranty of such first party or (y) failure of such first party to perform a covenant hereof.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.             Miscellaneous Provisions.

8.1          Survival. The representations and warranties set forth in Sections 3 and 4 of this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of [***] following the Closing Date, regardless of any investigation made by or on behalf of the Company or the Investor. The covenants made in this Agreement shall survive the Closing indefinitely until fully performed in accordance with their terms and remain operative and in full force and effect in accordance with their terms regardless of acceptance of any of the Subject Shares and payment therefor and repayment, conversion or repurchase thereof. The Investor shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

8.2          Interpretation. The term “or” when used in this Agreement is not exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. Except as otherwise specified herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.3          Notices. All notices, requests, Consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (unless there is evidence that it was delivered earlier) (a) when delivered, if delivered personally, (b) five Business Days after being sent via a reputable international courier service, or (c) at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient, in each case to the intended recipient as set forth below.

If to the Company:

Schiphol Boulevard 165
Schiphol 1118 BG
Netherlands

[***]

With a copy (which will not constitute notice) to:

Yandex LLC
16 Lva Tolstogo Street
Moscow 119021
Russia
[***]

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Morgan, Lewis & Bockius UK LLP

Condor House, 5-10 St. Paul’s Churchyard

London EC4M 8AL United Kingdom

[***]

If to the Investor:

to the addresses set forth on Schedule I hereto.

8.4          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5          Governing Law; Dispute Resolution.

(a)           This Agreement, including the arbitration agreement in this Section 8.5, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and enforced and construed in accordance with the Laws of England and Wales, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)           Each of the parties hereto irrevocably agrees that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, or any dispute regarding any non-contractual obligations arising out of or in connection with it, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section.

(c)           The seat of the arbitration shall be Singapore.

(d)           The arbitral tribunal shall consist of three arbitrators, who shall be appointed in accordance with the SIAC Rules.

(e)           The language of the arbitration shall be English.

(f)            The claimant (or claimant parties jointly) shall nominate one arbitrator and the respondent (or respondent parties jointly) shall nominate one arbitrator. The two arbitrators nominated by the parties shall within 15 days of the appointment of the second arbitrator, agree upon a third arbitrator who shall act as chairman of the arbitral tribunal. Notwithstanding anything to the contrary in the SIAC Rules, in agreeing upon a third arbitrator, the two arbitrators may communicate directly with each other and their respective appointing parties. If no agreement is reached upon the third arbitrator within 15 days of the appointment of the second arbitrator, the SIAC President shall expeditiously nominate and appoint a third arbitrator to act as Chairman of the arbitral tribunal. If the claimant or claimant parties or the respondent or respondent parties fail to nominate an arbitrator, an arbitrator shall be appointed on their behalf by the SIAC President in accordance with the SIAC Rules. In such circumstances, any existing nomination or confirmation of an arbitrator shall be unaffected, and the remaining arbitrator(s) shall be

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

appointed in accordance with the SIAC Rules. If this Section 8.5(f) operates to exclude a party’s right to choose its own arbitrator, each party irrevocably and unconditionally waives any right to do so.

(g)           This agreement to arbitrate shall be binding upon the parties, their successors and permitted assigns.

8.6          Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.7          Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at Law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

8.8          Fees; Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring them, whether or not the transactions contemplated hereby and thereby are consummated.

8.9          Assignment. (i) The Investor may not assign its rights or obligations under this Agreement without the prior written consent of the Company, other than to the following Persons, to whom the Investor may, after Closing, assign its rights and/or transfer its obligations under this Agreement without the prior written consent of the Company: (a) any Affiliate to whom the Investor may transfer its Subject Shares in accordance with the terms of the Investor Agreement; and/or (b) a Third Party Lender in connection with a Permitted Loan in accordance with the terms of the Investor Agreement, and (ii) the Company may not assign its rights or obligations under this Agreement without the prior written consent of the Investor. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment other than in compliance with the terms hereof shall be void ab initio. Any assignment and/or transfer of rights by the Investor under this Agreement following Closing to any Affiliate or Third Party Lender shall enable such Affiliate or Third Party Lender to exercise such rights (including in respect of representations and warranties) as if such Affiliate or Third Party Lender were party to this Agreement as of the date hereof and acquired the Subject Shares directly from the Company at Closing.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

8.10                        No Third Party Beneficiaries. Except as expressly described herein with respect to the Placement Agent, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto and the Placement Agent. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto and the Placement Agent may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.11                        Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.

8.12                        Nature of Relationship. The parties acknowledge and agree that that their relationship under this Agreement is purely contractual. Therefore, (i) this Agreement does not create a fiduciary relationship of any kind (partnership, agency, trust, employment or otherwise), nor (save as expressly provided herein) restrict or limit the activities of the parties in any way, (ii) no party is a representative or agent of any other party for any purpose whatsoever, and (iii) no party shall have any right, power or authority to make or enter into any commitments for or on behalf of any other party.

8.13                        Entire Agreement; Amendments. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (including the Investor Agreement), including the Exhibits hereto, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Investor.

8.14                        No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, equityholder, managing member, member, general partner, limited partner, principal or other agent of the Investor or the Company shall have any liability for any obligations of the Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investor or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Amsterdam, Netherlands and elsewhere by their duly appointed officers as of the date first above written.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

COMPANY:

YANDEX N.V.

By:	/s/ Alex de Cuba
Name:	Alex de Cuba
Title:	Proxy Holder

[Signature page to Share Subscription Agreement]

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

INVESTOR:

TRELISCOPE LIMITED

By:	/s/ Militsa Symeou
Name:	Militsa Symeou
Title:	Director

[Signature page to Share Subscription Agreement]

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

SCHEDULE I

Name and Address and Notice Details	Subscription Amount	Custodian and Custodian Account Details
[***]	[***]	[***]